Exhibit 23.2
                                                Consent of KPMG Peat Marwick LLP


The Board of Directors
CarrAmerica Realty Corporation

We consent to the use of our reports dated February 6, 1997 on the consolidated financial statemnets and financial statement schedule of CarrAmerica Realty Corporation (the Company) as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in the Company's 1996 Annual Report on Form 10-K, and our reports on the historical summaries of operating revenue and expenses included in Form 8-K filings of the Company dated April 18, 1997 and June 20, 1997 all incorporated herein by reference.



                                            /s/ KPMG Peat Marwick LLP
                                            --------------------------------
                                            KPMG Peat Marwick LLP

Washington, D.C.
August 8, 1997